Exhibit 99.1

Press Release December 15, 2017
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Provides Fourth Quarter 2017 Guidance

FORT WAYNE, INDIANA, December 15, 2017 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided fourth quarter 2017 earnings guidance in the range of $0.48 to $0.52 per diluted share.  Estimated fourth quarter 2017 earnings guidance does not include the impact from any proposed change to federal tax legislation in the United States.  The guidance range includes the following items:

•                  Additional expense of $7 million, or approximately $0.02 per diluted share, related to the company’s recent debt refinancing activities,

•                  Lower earnings of approximately $27 million, or $0.07 per diluted share, related to the company’s  two flat roll division planned outages, which resulted in higher costs and lower value-add shipments, as discussed on the third quarter earnings conference call, and

•                  Additional tax benefit of approximately $0.07 per diluted share, related to certain discrete valuation allowance reductions, state tax refunds and equity compensation.

Comparatively, the company’s sequential third quarter 2017 earnings were $0.64 per diluted share, which included debt refinancing and repayment charges of $0.02 per diluted share.  Excluding these items, the company’s third quarter 2017 adjusted earnings were $0.66 per diluted share.  Prior year fourth quarter earnings were $0.08 per diluted share, which included non-cash goodwill and asset impairment charges of $0.31 per diluted share and debt refinancing and repayment charges of $0.04 per diluted share. Excluding these items, the company’s fourth quarter 2016 adjusted earnings were $0.43 per diluted share.

“Despite a lower sequential fourth quarter earnings result, we remain confident that macroeconomic and market conditions are in place to benefit domestic steel consumption in 2018,” said Mark D. Millett, President and Chief Executive Officer.  “Domestic steel inventory levels have moderated as the overhang from “pre-232” imports has dissipated.  World steel demand and pricing have structurally improved and domestic steel demand remains healthy.  We believe North American automotive steel consumption will be steady, and we continue to gain momentum in that sector.  We also believe that there will be continued additional growth in the energy and construction sectors, including heavy equipment.  In combination with our own SDI initiatives, we believe there are firm drivers for growth in 2018.”

As stated in the company’s third quarter earnings release, during October the company completed an equipment upgrade and facility expansion at the Butler Flat Roll Division and an equipment upgrade with additional value-add product opportunities at the Columbus Flat Roll Division.  Both projects were successfully executed.  However, the longer than typical outages resulted in higher costs and lower value-add shipments, reducing fourth quarter 2017 pretax earnings by approximately $27 million.

Fourth quarter 2017 profitability from the company’s overall steel operations is expected to decrease in comparison to sequential third quarter results.  The anticipated lower earnings are driven by the company’s flat roll operations.  In addition to the impact from the outages, overall average flat roll steel pricing is expected to decline more than consumed scrap raw material costs.  The company’s long product operations also anticipate lower sequential earnings based on lower shipments, as merchant steel volume remains under pressure from excessive prefabricated steel imports and excess domestic production capability.

Fourth quarter 2017 profitably for the company’s metals recycling platform is expected to remain consistent with sequential third quarter results, despite lower average ferrous selling values, as nonferrous earnings improved.

Demand remains strong for the company’s fabricated steel joist and deck products, in what is typically a seasonally slower quarter, a positive indicator that the non-residential construction market is continuing a growth trend.  Fourth quarter 2017 earnings from the company’s fabrication business are expected to somewhat improve from sequential third quarter results, based on expected record shipments and improved average sales price.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico.  Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck.  In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com: Investors: SEC Filings.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500